Exhibit 10-C

NON‑EMPLOYEE DIRECTOR
NON‑QUALIFIED STOCK OPTION AWARD AGREEMENT
This Stock Option Award Agreement (the “Agreement”) is made as of the date specified in the individual grant summary by and between Donaldson Company, Inc., a Delaware corporation (hereinafter, together with its subsidiaries, called “Donaldson” or “Company”), and the person specified in the individual grant summary, a non‑Employee Director of Donaldson (hereinafter called the “Participant”).
In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:
1.    Grant of Option. Donaldson irrevocably grants to the Participant a Non‑Qualified Stock Option (hereinafter, the “Option”) representing the right to purchase all or any part of an aggregate of the number of shares specified in the grant summary of common stock, par value of US$5.00 per share, of Donaldson (“Common Stock”). This Option is granted pursuant to the Donaldson Company, Inc. Compensation Plan for Non‑Employee Directors and the 2010 Master Stock Incentive Plan of Donaldson (collectively, the “Plan”). The Participant acknowledges receipt of a copy of the Plan. Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.
The purchase price of the shares of Common Stock subject to this Option is specified in the grant summary which shall be 100% of the Fair Market Value of Donaldson Common Stock on the date the award is granted (the “Date of Grant”). The Date of Grant is the date specified in your individual grant summary made available to you on‑line. The term of this Option is for the period of ten (10) years from and after the Date of Grant, or such shorter period as may be provided by the provisions of the Plan.
2.    Transferability. This Option shall not be transferable otherwise than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant; provided, however, that notwithstanding the above, this Option shall be transferable by the Participant to family members and related estate planning entities.
3.    Vesting of Option Right. Each Option grant may be exercised by the Participant under the following schedule except as otherwise provided in this Agreement. The Option may not be exercised for a period of one (1) year from the Date of Grant. Following that one‑year period, the Option vests in equal one‑third increments:

•	one‑third vests on the one‑year anniversary of the Date of Grant;

•	one‑third vests on the two‑year anniversary of the Date of Grant;

•	one‑third vests on the three‑year anniversary of the Date of Grant.
The Option may be exercised as to any portion of the Option that is vested. An unvested portion of the Option shall only vest so long as:

(1)	the Participant remains a Director of the Company on the date that the Option vests,

(2)	the Participant retires or resigns from service as a Director of the Company in accordance with the age and term limits of the Corporate Governance Guidelines of the Company, or

(3)
the Participant’s service as a Director of the Company is terminated for any other reason and a majority of the members of the Board of Directors other than the eligible Director consent to the continued vesting of such portion of the Option in accordance with the original vesting schedule.

The vesting of the Option also is subject to acceleration in the event of a Change in Control of Donaldson as defined in the Plan.
4.    Exercise of Option. Once vested, the Participant may exercise this Option, in whole or in part, at any time during the term as specified above but not after ten (10) years from the Date of Grant; provided, that if the Participant dies, this Option, if vested, may be exercised within three (3) years after death, but not after ten (10) years from the Date of Grant, by the Participant’s estate or by the person or persons who acquire the right to exercise this Option by bequest, inheritance or otherwise by reason of such death. Donaldson and the Participant recognize that this Agreement in no way restricts the right of Donaldson to terminate the Participant’s membership consistent with applicable Delaware laws.
5.    Method of Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised only within the Option period by serving written notice of exercise on Donaldson at its principal office which is as of this date located at 1400 W. 94th Street, Bloomington, Minnesota, Attention: General Counsel, or such other forms of written or electronic notice as are designated by the Company. The notice must state the number of shares being exercised and include payment in full of the purchase price. Payment of the purchase price shall be made in cash or, with the approval of Donaldson (which may be given in its sole discretion), in shares of Common Stock of Donaldson having a Fair Market Value equal to the full purchase price of the shares of Common Stock being acquired or a combination of cash and such shares of Common Stock.
6.    Acceleration of Exercisability upon Change in Control. In the event of a Change in Control of Donaldson (as defined below), any outstanding Option granted under this Agreement not previously vested and exercisable shall become fully vested and exercisable and shall remain exercisable thereafter until they are either exercised or expire by their terms. The term “Change in Control” shall have the following meaning assigned to it in this Agreement. A “Change in Control” of Donaldson shall have occurred if (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Donaldson, any trustee or other fiduciary holding securities under an Employee benefit plan of Donaldson or any corporation owned, directly or indirectly, by the stockholders of Donaldson in substantially the same proportions as their ownership of stock of Donaldson), either is or becomes the “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of Donaldson representing 30% or more of the combined voting power of Donaldson’s then outstanding securities, (ii) during any period of 2 consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board of Directors, and any new Director (other than a Director designated by a person who has entered into an agreement with Donaldson to effect a transaction described in clause (i), (iii) or (iv) of this subparagraph) whose election by the Board of Directors or nomination for election by Donaldson’s stockholders was approved by a vote of at least two‑thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, unless the approval of the election or nomination for election of such new Directors was in connection with an actual or threatened election or proxy contest, (iii) the stockholders of Donaldson approve a merger or consolidation of Donaldson with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Donaldson outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of Donaldson or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Donaldson (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 30% of the combined voting power of Donaldson’s then outstanding securities or (iv) the stockholders of Donaldson approve a plan of complete liquidation of Donaldson or an agreement for the sale or disposition by Donaldson of all or substantially all of Donaldson’s assets or any transaction having a similar effect.
7.    Miscellaneous.

(a)
Donaldson shall not be liable for any foreign exchange rate fluctuation, where applicable, between the Participant’s local currency and the United States dollar that may affect the value of the Option or any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

(b)
The exercise of all or any parts of the Option shall only be effective at such time that the sale of shares of Common Stock pursuant to such exercise will not violate any U.S. federal, state or foreign securities or other laws.

(c)
It is understood and agreed that the Option price is the per share market value of a share of Common Stock on the Date of Grant. The Option is not intended to be an Incentive Option within the meaning of Section 422 of the Code. The Option is issued pursuant to the Plan and is subject to its terms.

(d)
If all or any portion of the Option is exercised subsequent to any stock dividend or split, recapitalization, consolidation, or the like, occurring after the date hereof, as a result of which securities of any class shall be issued in respect of outstanding shares of Common Stock, or shares of Common Stock shall be changed into the same or a different number of shares or other securities of the same or other class or classes, then the Board of Directors shall determine if any equitable adjustment is necessary to protect the Participant against dilution and shall determine the terms of such adjustment, if any. In the case of any stock dividend or split effected after the date hereof, the number of shares of Common Stock to be granted hereunder shall be automatically adjusted to prevent dilution of the potential benefits intended to be made available hereunder.

(e)	This Option grant shall be effective only after the Participant agrees to the terms and conditions of the Agreement.

(f)
This agreement shall be construed and enforced in accordance with the laws of the state of Delaware, except with respect to its rules relating to conflicts of law. The Participant consents to the exclusive jurisdiction of the state and federal courts of the state of Minnesota in connection with any controversies relating to or arising out of this Agreement, and agrees that any and all litigation relating to or arising out of this Agreement shall be venued in Hennepin County, Minnesota.

(g)
As a condition of the grant of this Option, the Participant agrees to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the Option) in accordance with local foreign exchange rules and regulations in the Participant’s country of residence. In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by Donaldson, as may be required to allow Donaldson to comply with local laws, rules and regulations in the Participant’s country of residence. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence.

(h)
Donaldson, in its sole discretion, may decide to deliver any documents related to the Option or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on‑line or electronic system established and maintained by Donaldson or a third party designated by Donaldson.

(i)
The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the grant of this Option, be drawn up in English. If the Participant has received this Agreement, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

(j)
Notwithstanding any provisions in this Agreement to the contrary, this Option shall be subject to any special terms and conditions for the Participant’s country of residence, as set forth in the applicable addendum to this Agreement, if any. Further, if the Participant transfers residency to another country reflected in an addendum to this Agreement, the special terms and conditions for such country will apply to the Participant to the extent Donaldson determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Option and the Plan (or Donaldson may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). Any applicable addendum shall constitute part of this Agreement.

(k)
Donaldson reserves the right to impose other requirements on this Option, any shares of Common Stock acquired pursuant to this Option, and the Participant’s participation in the Plan, to the extent Donaldson determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Option and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(l)
If the Participant is resident outside the United States, the grant of the Option is not intended to be a public offering of securities in the Participant’s country of residence. Donaldson has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Option is not subject to the supervision of the local securities authorities. No employee of Donaldson or any Affiliate is permitted to advise the Participant on whether the Participant should acquire shares of Common Stock by exercising the Option under the Plan. Investment in shares of Common Stock involves a degree of risk. Before deciding to acquire shares of Common Stock by exercising the Option, the Participant should carefully review all of the materials related to the Option and the Plan. In addition, the Participant should consult with the Participant’s personal advisor for professional investment advice.

(m)
The Participant’s country of residence may have insider trading and/or market abuse laws that may affect the Participant’s ability to acquire or sell shares of Common Stock under the Plan during such times the Participant is considered to have “inside information” (as defined in the laws in Participant’s country of residence). These laws may be the same or different from any Donaldson insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to be informed of and compliant with such regulations, and the Participant is advised to speak to his / her personal advisor on this matter.

(n)
The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

8.    Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, Donaldson hereby notifies the Participant of the following in relation to the Participant’s personal data and the collection, use, processing and transfer of such data in relation to Donaldson’s grant of this Option and the Participant’s participation in the Plan. The collection, use, processing and transfer of the Participant’s personal data is necessary for Donaldson’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, use, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant hereby voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this paragraph.
Donaldson holds certain personal information about the Participant, including the Participant’s name, home address, email address and telephone number, date of birth, social security number, passport number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in Donaldson, details of all stock options or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). Data may be provided by the Participant or collected, where lawful, from third parties, and Donaldson will process Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Data processing will take place through electronic and non‑electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within Donaldson’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.
Donaldson will transfer Data within the Donaldson organization as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and Donaldson may further transfer Data to any third parties assisting Donaldson in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan.
The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of Data, (b) verify the content, origin and accuracy of Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan. The Participant may seek to exercise these rights by contacting Donaldson Legal Department.

By executing this Agreement as of the Date of Grant, the Participant hereby accepts and agrees to be bound by all terms and conditions of this Agreement and the Plan.
PARTICIPANT:
SIGNED BY ELECTRONIC SIGNATURE*

* BY ELECTRONICALLY ACCEPTING THE OPTION, THE PARTICIPANT AGREES THAT (i) SUCH ACCEPTANCE CONSTITUTES THE PARTICIPANT’S ELECTRONIC SIGNATURE IN EXECUTION OF THE AGREEMENT; (ii) THE PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THE PLAN, THE AGREEMENT AND THE ADDENDUM TO THE AGREEMENT (IF ANY); (iii) THE PARTICIPANT HAS REVIEWED THE PLAN, THE AGREEMENT AND THE ADDENDUM TO THE AGREEMENT (IF ANY) IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE OPTION AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN, THE AGREEMENT AND THE ADDENDUM TO THE AGREEMENT (IF ANY); (iv) THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR EMPLOYEE’S COUNTRY, IF APPLICABLE; AND (v) THE PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE HUMAN RESOURCES COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN, THE AGREEMENT AND THE ADDENDUM TO THE AGREEMENT (IF ANY).